EXHIBIT 16.1

                               AUDITOR'S CONSENT

EXHIBIT 16.1




September 14, 2005

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C.  20549

We have been furnished a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 12, 2005, to be filed by our former client, Aspeon, Inc. We agree with the statements made in response to that Item insofar as they relate to our firm except we are not in a position to agree or disagree with the following of the Company's statements.

   1.  the first paragraph

   2.  the fifth paragraph




Very truly yours,

/s/ BDO Siedman, LLP

BDO Siedman, LLP